Exhibit 5.2

June 21, 2021

Logiq, Inc. 85 Broad Street, 16-079 New York, NY 10004

Dear Sirs/Mesdames:

Re:	Logiq, Inc. (the "Company") - Registration Statement on Form S-3

We have acted as counsel for the Company in connection with the Canadian initial public offering (the "Offering") by the Company of a minimum of 1,666,667 units and a maximum of 3,333,333 units (the "Units"), at a price of $3.00 per Unit (the “Offering Price”) pursuant to an agency agreement (the "Agency Agreement") dated June 9, 2021 between the Company and Research Capital Corporation as agent and sole bookrunner (the “Agent”).

Each Unit consists of one share of common stock in the capital of the Company (a "Share") and one purchase warrant of the Company (a "Warrant") issued pursuant to a warrant indenture between the Company and Odyssey Trust Company (the "Warrant Agent") dated as of June 21, 2021 (the "Warrant Indenture"). Each Warrant entitles the holder to purchase one share of common stock of the Company (a "Warrant Share") at an exercise price of $3.50 per Warrant Share for a period of 36 months, subject to adjustment in accordance with the Warrant Indenture.

In addition, the Company granted the Agent an option (the “Over-Allotment Option”), exercisable at any time up to 30 days following the closing date of the Offering, to purchase from the Company: (i) up to such additional number of Units (the “Over-Allotment Units” and with the Units, the “Offered Units”) as is equal to 15% of the number of Units sold under the Offering (the “Over-Allotment Number”) at the Offering Price; (ii) up to such number of additional Warrants (the “Over-Allotment Warrants”) as is equal to 15% of the number of Warrants comprising the Units sold under the Offering at $0.4898 per Over-Allotment Warrant; (iii) up to such number of additional Common Shares (the “Over-Allotment Shares”) as is equal to 15% of the number of Shares comprising the Units sold under the Offering at $2.5102 per Over-Allotment Share; or (iv) any combination of Over-Allotment Units, Over-Allotment Warrants and Over-Allotment Shares, so long as the aggregate number of Over-Allotment Units, Over-Allotment Warrants and Over-Allotment Shares does not comprise together more than what is included in the Over-Allotment Number of Over-Allotment Units.

The Agency Agreement provides for compensation to be paid to the Agent, as follows:

1.	8% cash commission on the gross proceeds of the Offering; and

2.	non-transferrable compensation options equal to 8% of the number of Offered Units sold under the Offering (the "Agent Options"), each Agent Option exercisable for one Unit at an exercise price of $3.00 for a period of 36 months.

The resale of the securities under the Offering is being registered pursuant to a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 17, 2020, which was declared effective by the Commission on August 26, 2020 (No. 333-248069) (the “Registration Statement”), a base prospectus dated August 26, 2020 (the “Base Prospectus”), and a prospectus supplement dated June 21, 2021 filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”).

1. Examinations

As Canadian counsel for the Company, we have reviewed and participated, together with Procopio, Cory, Hargreaves & Savitch LLP, US counsel for the Company, in the preparation and/or review of:

(a)	the Agency Agreement;

(b)	the Warrant Indenture; and

(c)	certificate representing the Agent Options (each an "Agent Option Certificate").

(the Agency Agreement, Warrant Indenture, and Agent Option Certificate are collectively, the “Transaction Agreements”)

We have also considered such questions of law and made such other investigations as we have considered relevant or necessary in connection with the opinions expressed herein. As to various questions of fact in order to give the opinions expressed herein, we have relied solely upon a certificate of an officer of the Company dated the date of this opinion relating to certain factual matters in connection with the Company and the Offering and have not made any independent investigations in connection with the matters set out therein.

We are qualified to carry on the practice of law in the province of Ontario and we express no opinion as to any laws, or matters governed by any laws, other than the laws of such province and the federal laws of Canada applicable therein. Our opinions herein are based on legislation, regulations, orders and rulings in effect on the date hereof.

2. Assumptions and reliances

For the purposes of the opinions expressed herein:

2.1 We have assumed the genuineness of all signatures, the legal capacity and signing authority of all individuals, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, electronic or photostatic copies or facsimiles thereof.

2.2 We have assumed the accuracy and completeness of all information provided to us by public officials or officers of the Company and have assumed that such information is true and correct as at the time which they were made and continue to be true and correct from such time to the date hereof.

2.3 We have assumed that each of the parties to the Transaction Agreements, including the Company, have all requisite power and authority to enter into, execute, deliver and perform its obligations thereunder and that each of the Transaction Agreements has been duly authorized by each of such parties and, other than the Company, are legal, valid and binding obligations of each of them enforceable against each of such parties in accordance with their respective terms.

2.4 We have assumed that no order, ruling or decision of any court, regulatory or administrative body against the Company is in effect at any material time that restricts any trades in securities of the Company or that affects any person or company who engages in such a trade.

3. Opinion

Based on and subject to the foregoing, we are of the opinion that each of the Transaction Agreements is enforceable against the Company in accordance with its respective terms, subject to the general qualifications relating to creditors' rights generally and except as rights to indemnity may be limited by applicable law.

4. Qualifications

Our opinions expressed herein in connection with the enforceability of the Transaction Agreements are subject to the qualifications that such enforceability may be limited by:

(a)	the laws of any jurisdiction, other than the provinces and the laws of Canada applicable therein, which may be considered or given effect to under the laws of the provinces in any such determination;

(b)	general principles of law and equity including the fact that equitable remedies, such as specific performance and injunctions, may only be awarded in the discretion of the court from which they are being sought and, without limiting the generality of the foregoing:

(i)	a court may consider the conduct, or course of conduct, of a party and require that party to act reasonably and in good faith; and

(ii)	the availability of any particular remedy and the ability to recover certain costs, damages and expenses, whether by reason of indemnity, contribution or otherwise, are subject to the discretion of the court from which remedy is being sought;

(c)	the qualification that rights of indemnity and contribution may be contrary to public policy;

(d)	the qualification that the costs of and incidental to proceedings authorized to be taken in court or before a judge are under the discretion of the court or judge before which such proceedings are brought and a court or judge has full power to determine by whom and to what extent the costs of such proceedings shall be paid;

(e)	the qualification that enforceability of any provision in any agreement or certificate purporting to exculpate any party from liability or duty otherwise owed by it may be limited under applicable law;

(f)	the equitable and statutory power of the courts in the Provinces having jurisdiction to stay proceedings before them and the execution of judgments;

(g)	the right of a party to exercise any unilateral or unfettered discretion will not prevent a court in the Provinces from requiring such discretion to be exercised reasonably;

(h)	claims may become barred under the Limitation Act (Ontario) or may become subject to defenses of set-off and counterclaim;

(i)	the breach by a party of any particular obligation owed to another party may not be enforceable by that other party if no damages are suffered by it as a result of such breach;

(j)	the condition precedent to the obligations of the parties contained in any agreement or certificate being satisfied or, if capable of being waived, being waived by the party or parties entitled to insist on fulfillment of the condition, and to the rights of termination set out in any agreement not having been duly exercised by the parties entitled to exercise such rights;

(k)	applicable bankruptcy, insolvency, reorganization, moratorium, winding-up, arrangement and other laws affecting the rights, powers, privileges, remedies and/or interests of creditors;

(l)	to the extent any amount is payable in a currency other than lawful money of Canada, the provisions of the Currency Act (Canada) which provide that a court in Canada may grant monetary judgments only in lawful money of Canada;

(m)	any provisions of an agreement purporting to entitle a party to a specific rate of interest after judgment or to reimbursement or indemnification for court costs are subject to the discretion of a court;

(n)	the qualification that no opinion is given as to the effect of those provisions of any agreement or certificate which purport to allow the severance of invalid, illegal or unenforceable provisions or which purport to restrict the effect of such provisions; and

(o)	the qualification that no opinion is given in respect of any provisions in any agreement or certificate which suggest that modifications, amendments or waivers of or with respect to those documents that are not in writing will not be effective.

The opinion stated herein is limited to the matters expressly stated herein and no other opinion is implied or is to be inferred beyond the matters expressly stated in this letter. This opinion is for your benefit in connection with the Registration Statement and Prospectus and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions after the date hereof.

Yours truly,

/s/ Miller Thomson LLP

Miller Thomson LLP